EXHIBIT 2

AGREEMENT AND PLAN OF MERGER

Consolidated Natural Gas Company

a Delaware corporation

into

Dominion Resources, Inc.

a Virginia corporation

1. Names of Parties. Set forth below are the names of each party (each a “Party” and together the “Parties”) to this Agreement and Plan of Merger and the jurisdiction of formation with respect to each Party:

Survivor:	Dominion Resources, Inc.
a Virginia corporation

Non-Survivor:	Consolidated Natural Gas Company
a Delaware corporation

2. Terms and Conditions of the Merger.

A. General. Consolidated Natural Gas Company (the “Non-Survivor”) shall merge with and into Dominion Resources, Inc. (the “Survivor”) in accordance with this Agreement and Plan of Merger (the “Merger”). The Survivor shall be the surviving corporation when the Merger becomes effective.

B. State Filings. To effectuate the Merger, the Parties shall cause appropriate state filings to be made in the jurisdictions of the Parties in accordance with applicable state laws.

C. Effective Date and Time. The Merger shall become effective on June 30, 2007 at 12:00 a.m. EST (the “Effective Time”).

3. Effect on Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Non-Survivor’s common stock, each issued and outstanding share of Non-Survivor’s common stock shall be canceled and cease to exist at and after the Effective Time.

4. Effects of Merger. The Merger shall have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act.

5. No Effect on Organizational Documents. The Merger shall have no effect on the Articles of Incorporation of the Survivor or upon its Bylaws, as in effect prior to the Merger.

6. Other Provisions Relating to the Merger. Each Party shall authorize and instruct its officers, employees and representatives (as applicable) to take such actions, and to make such filings, as may be necessary or appropriate to effectuate or evidence the Merger.

Date of Agreement and Plan of Merger: June 27th, 2007

WITNESS the following signatures (which may appear on separate counterpart pages):

Survivor:	Dominion Resources, Inc.
a Virginia corporation

	By:	/s/ Thomas F. Farrell, II
Thomas F. Farrell, II
Chairman, President and Chief Executive Officer

Non-Survivor:	Consolidated Natural Gas Company a Delaware corporation

	By:	/s/ Thomas F. Farrell, II
Thomas F. Farrell, II
Chairman, President and Chief Executive Officer